Express Investor Contacts:
Marisa Jacobs
Vice President Investor Relations
(614) 474-4465

ICR, Inc.
Allison Malkin
(203) 682-8200

Express Media Contact:
Marisa Jacobs
Vice President Investor Relations
(614) 474-4465

Sycamore Contact:
Michael Freitag
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

EXPRESS, INC. AND SYCAMORE PARTNERS ANNOUNCE TERMINATION OF DISCUSSIONS

Columbus, Ohio and New York, New York - January 20, 2015 - Express, Inc. (“Express”) [NYSE: EXPR] and Sycamore Partners today announced that despite having worked together in good faith towards a transaction over the past several months, discussions regarding Sycamore Partners’ expressed interest in acquiring Express have been terminated due to the unavailability of financing on commercially acceptable terms.

In connection with such termination, Sycamore Partners has agreed to be bound until June 15, 2015, by certain restrictions relating to, among other things, the disclosure of certain information and its ability to contact or enter into an arrangement with third parties for the purpose of acquiring Express.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America and South Africa. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

About Sycamore Partners:
Sycamore Partners is a private equity firm based in New York specializing in consumer and retail investments. The firm has more than $3.5 billion in capital under management. The firm’s strategy is to partner with management teams to improve the operating profitability and strategic value of their businesses. The firm’s investment portfolio currently includes Aéropostale, Coldwater Creek, Hot Topic, Jones New York, the Kasper Group, Kurt Geiger, MGF Sourcing, Nine West Holdings, Pathlight Capital, Stuart Weitzman and Talbots.